Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Accretion Acquisition Corp. on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, amended, of our report dated June 18, 2021, with respect to our audit of the financial statements of Accretion Acquisition Corp. as of April 8, 2021 and for the period from February 26, 2021 (inception) through April 8, 2021, appearing in the Registration Statement on Form S-1, as filed (File No. 333-258925) of Accretion Acquisition Corp.

/s/ Marcum llp

Marcum llp

Houston, Texas

October 20, 2021